Exhibit 99.1

Press Release

TRAFFIX
CONTACT:          Daniel Levine
Traffix, Inc.
(845) 620-1212 ext. 228
danh@traffixinc.com

KCSA
CONTACT:         Todd Fromer/Erika Levy Kay
(212) 682-6300 ext. 215/208
tfromer@kcsa.com/ekay@kcsa.com
http://www.kcsa.com

FOR IMMEDIATE RELEASE

TRAFFIX, INC. REPORTS THIRD QUARTER 2006 RESULTS

Pearl River, NY - October 12, 2006 Traffix, Inc. — (NASDAQ:TRFX), a premier interactive media company, today reported financial results for the fiscal quarter ended August 31, 2006.

Net Revenue for the quarter increased 20% to $19.7 million, from $16.4 million for the comparable quarter of 2005. Approximately $2.2 million of the net revenue for the third quarter was derived from one mobile marketing client which terminated its relationship with the Company in the fourth quarter of 2006. Although the Company is optimistic that the development of its own mobile service offerings and new client relationships will contribute to its revenues, there is no assurance that the Company’s net revenues and income from operations in the fourth quarter 2006 may not decline when compared, sequentially, to the third quarter currently being reported.

Income from operations for the quarter was $1.7 million, as compared to $489,000 for the comparable quarter of 2005, an increase of 241%. Third quarter 2006 Income from Operations includes $115,725 in stock-based compensation expense. This expense was not included in the comparable 2005 quarter due to the Company’s adoption of Statement of Financial Accounting Standards (SFAS) 123R for fiscal 2006. Third quarter 2006 revenue included $505,000 as part of income from operations resulting from the receipt of amounts reserved for in prior fiscal years in connection with an earlier line of business. Adjusted-EBITDA(1) for the third quarter of fiscal 2006 was $2.3 million, an increase of 128% from $1.0 million in the comparable quarter of 2005.

Net income was $842,048, or $0.06 per diluted share, compared to net income of $316,667, or $0.02 per diluted share, in the comparable quarter of 2005. Third quarter 2006 net income includes $75,581 of stock-based compensation expense, net of tax, due to the Company’s adoption of SFAS 123R.

The Company reported that, on a sequential basis, net revenue increased 3.9% to $19.7 million as compared to $19.0 million in the second quarter of fiscal 2006. Income from operations increased 55% to $1.7 million from $1.1 million in the second quarter of fiscal 2006. Income from Operations includes non-cash stock-based compensation expense of $115,725 for the third quarter of fiscal 2006, and $301,095 for the second quarter of fiscal 2006. Adjusted-EBITDA increased 20% to $2.3 million from $2.0 million in the second quarter of fiscal 2006. The Company noted that Income from Operations and Adjusted-EBITDA includes a $505,000 collection from an earlier business line noted above.

Jeffrey L. Schwartz, Chairman and Chief Executive Officer of Traffix, stated, “We are very pleased with the third quarter financial results. We added top line revenue growth, increased earnings and expanded our operating margin. During the quarter, our business model, which utilizes unique, wide-reaching interactive content to attract targeted users, improved with scale. We plan to grow our client portfolio and expand our content libraries, which should better optimize every consumer touch point.”

Mr. Schwartz continued, “Advertisers selling mobile services made a notable contribution to our revenue growth in the third quarter. We faced a challenge early in the fourth quarter with the loss of a mobile client that contributed significantly to mobile services revenue, but we are optimistic that we can meet this challenge through new client relationships and the utilization of more of our own traffic for our own mobile services. To accomplish that goal, we recently completed development of our own mobile service offerings, and launched a premium version of our wireless social networking site Q121.com.”

Mr. Schwartz concluded, “Our balance sheet remains strong with approximately $2 per share in cash and marketable securities. We continue to pursue an acquisition strategy focused on content or wireless companies that we can leverage with our infrastructure to accelerate our growth.”

The Company reported that the Board of Directors declared a dividend of $.08 per share to shareholders of record as of November 1, 2006, payable on or about November 10, 2006.

About Traffix, Inc:

Traffix, Inc is a premier interactive media company that develops its own content and builds communities tailored to consumers’ specific interests and lifestyles.  Its full solution marketing services group delivers media, analytics and results to third parties through its four business groups:

•
Traffix Performance Marketing () offers marketers brand and performance based distribution solutions though the Traffix network of entertaining web destinations, via its proprietary ad-serving optimization technology.

•	SendTraffic () is a performance focused, search engine marketing firm focused on building online presence, optimizing marketing expenditures and retaining customers.

•
Hot Rocket Marketing () is an online direct-response media firm servicing advertisers, publishers and agencies by leveraging vast online inventory across sites, networks, search engines and email to drive users to client web properties, generating qualified leads, registrations and sales.

•	mxFocus () develops and distributes content and services for mobile phones and devices and provides interactive mobile media solutions for advertisers, marketers and content providers.

For more information about Traffix, Inc., visit the website at www.traffixinc.com.

This release contains certain forward-looking statements and information relating to Traffix that are based on the beliefs of Traffix's management, as well as assumptions made by and information currently available to the Company. Such statements reflect the current views of the Company with respect to future events including estimates and projections about Traffix's business based on certain assumptions of Traffix's management, including those described in this Release. These statements are not guarantees of future performance and involve risk and uncertainties that are difficult to predict, including changes in demand for the Company's services and products, changes in technology and the regulatory environment affecting the Company's business, and difficulties encountered in the integration of acquired businesses. Should one or more of these underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements.

You may register to receive Traffix's future press releases or to download a complete Digital Investor Kit(TM) including press releases, regulatory filings and corporate materials by clicking on the "Digital Investor Kit(TM)" icon at www.kcsa.com.

(1) Adjusted-EBITDA is defined as GAAP (Generally Accepted Accounting Principles) Income from Operations before depreciation, amortization and stock-based compensation. Please see the attached schedule for a reconciliation of Adjusted-EBITDA to GAAP Income from Operations, and a discussion of why the Company believes Adjusted-EBITDA is a useful financial measure to investors and how Company management uses this financial measure.

- Tables to Follow -

TRAFFIX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
	August 31,2006	November 30,2005
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$6,917,790	$9,335,723
Marketable securities	19,270,715	18,908,064
Accounts receivable, trade, net of allowance for doubtful accounts of $850,168 at August 31, 2006 and $1,025,661 at November 30, 2005	11,446,377	11,137,275
Deferred income taxes	1,068,758	1,379,877

Prepaid expenses and other current assets	874,486	1,078,621
Total current assets	39,578,126	41,839,560

Marketable securities	2,722,653	2,662,905
Property and equipment, net	2,116,197	2,317,690
Goodwill	8,315,872	6,426,336
Other intangibles, net	1,509,354	2,538,223
Deferred income taxes	366,860	478,050
Total assets	$54,609,062	$56,262,764

Liabilities
Current liabilities:
Accounts payable	$4,050,948	$5,426,797
Accrued expenses	4,608,796	4,269,995
Reserve for customer chargebacks	-	302,175
Due to related parties	105,000	110,076
Income taxes payable	857,944	1,009,880
Total current liabilities	9,622,688	11,118,923

Deferred income taxes	125,800	302,465
Total liabilities	9,748,488	11,421,388
Minority interest	361,637	365,637
Commitments and contingencies
Shareholders' equity
Preferred stock - $.001 par value;
1,000,000 shares authorized; none issued
and outstanding	-	-
Common stock - $.001 par value; authorized
50,000,000 shares; issued 14,359,171
shares and 14,208,486 shares,
respectively	14,359	14,208
Additional paid-in capital	43,475,154	43,584,229
Retained earnings	-	-
Accumulated other comprehensive income	1,009,424	877,302
Total shareholders' equity	44,498,937	44,475,739
Total liabilities and shareholders'equity	$54,609,062	$56,262,764

TRAFFIX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	August 31, 2006	August 31, 2005	August 31, 2006	August 31, 2005
Net revenue	$19,698,883	$16,372,442	$55,685,827	$46,258,827
Cost of sales	12,576,905	10,757,543	35,407,074	29,698,662
GROSS PROFIT	7,121,978	5,614,899	20,278,753	16,560,165

Selling expenses	1,473,299	1,315,640	4,683,465	3,656,834
General and administrative expenses	3,899,851	3,805,339	11,982,007	10,930,819
Bad debt expense	80,028	4,634	174,340	170,241
INCOME FROM OPERATIONS	1,668,800	489,286	3,438,941	1,802,271

Other income (expense):
Interest income and dividends	277,972	217,901	774,344	643,238
Realized Gains (losses) on marketable securities	12,854	-	(5,498)	574,050
Realized gain on sale of subsidiary	-	-	-	195,000
Other non- operating income (expense)	(3,005)	(2,789)	(25,356)	(9,173)
Minority interest in income of consolidated subsidiary	(144,000)	(125,825)	(432,000)	(373,999)
INCOME BEFORE PROVISION FOR INCOME TAXES	1,812,621	578,573	3,750,431	2,831,387

Provision for income taxes	970,573	261,906	1,848,704	1,183,755

NET INCOME	$842,048	$316,667	$1,901,727	$1,647,632
Basic earnings per share:

Net income	$0.06	$0.02	$0.13	$0.12

Weighted average shares outstanding	14,363,920	14,113,756	14,287,810	13,900,985

Diluted earnings per share:
Net income	$0.06	$0.02	$0.13	$0.12

Weighted average shares outstanding	14,552,316	14,447,285	14,484,719	14,291,794

Cash dividends declared per common share	$0.08	$0.08	$0.24	$0.24

	August 31,	November 30,
	2006	2005

Working Capital	$29,955,438	$30,720,637
Current Ratio	$4.11	$3.76
Combined Cash and Marketable Securities	$28,911,158	$30,906,692
Common Stock Issued and Outstanding	14,359,171	14,208,486
Tangible Book Value	$2.41	$2.50
Combined Cash and Marketable Securities
per share	$2.01	$2.18

Other Unaudited Operations Data
for the periods presented:

	Three months ended
	August 31,	August 31,
	2006	2005

Adjusted-EBITDA:
Income from Operations	$1,668,800	$489,286
Add:
Depreciation and amortization	557,259	537,626
Stock-based compensation	115,725	-

Adjusted-EBITDA	$2,341,784	$1,026,912

	Nine months ended
	August 31, 2006	August 31, 2005

Adjusted-EBITDA:
Income from Operations	$3,438,941	$1,802,271
Add:
Depreciation and amortization	1,710,832	1,635,796
Stock-based compensation	589,060	-

Adjusted-EBITDA	$5,738,833	$3,438,067

Note 1 - "Adjusted-EBITDA" (earnings before interest, taxes, depreciation, amortization, and stock-based compensation) included in this press release is a non-GAAP financial measure.

Adjusted-EBITDA, as defined above, may not be similar to Adjusted-EBITDA measures used by other companies and is not a measurement under GAAP. Management believes that Adjusted-EBITDA provides useful information to investors about the Company's performance because it eliminates the effects of period-to-period changes in costs associated with capital investments, income from interest on the Company's cash and marketable securities, and stock-based compensation which are not directly attributable to the underlying performance of the Company's business operations.

Though management finds Adjusted-EBITDA useful for evaluating aspects of the Company's business, its reliance on this measure is limited because excluded items often have a material effect on the Company's earnings and earnings per common share calculated in accordance with GAAP. Nevertheless, the Company prefers to allow investors to have this supplemental metric since, with a reconciliation to GAAP, it may provide greater insight into the Company's financial results.